SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     April 21, 2003
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                              THE SOUTHERN COMPANY
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             (Exact name of registrant as specified in its charter)

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    Delaware                       1-3526                      58-0690070
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 (State or other jurisdiction    (Commission File  (IRS Employer Identification
       of incorporation)            Number)                   No.)


          270 Peachtree Street, NW, Atlanta, Georgia                    30303
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           (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code           (404) 506-5000
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                                       N/A
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    (Former name or former address, if changed since last report.)



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Item 5.  Other Events and Regulation FD Disclosure.

         Reference is made to "Management's Discussion and Analysis of Results of Operations and Financial Condition - Future Earnings Potential - General" and to Note 5 to the "Notes to Financial Statements" in the Annual Report on Form 10-K for the year ended December 31, 2002 for Southern Company for information regarding power purchase agreements ("PPAs") between subsidiaries of Dynegy, Inc. ("Dynegy") and Mississippi Power Company ("Mississippi Power") and Southern Power Company ("Southern Power") and related letters of credit. The Dynegy letter of credit in favor of Mississippi Power related to Plant Daniel was extended to June 20, 2003. The Dynegy letter of credit in favor of Southern Power related to Plant Dahlberg was extended to June 20, 2003 and those related to Plant Franklin were extended to April 28, 2004.

         On April 21, 2003, Mississippi Power and Southern Power entered into a letter agreement with Dynegy (the "Letter Agreement") to resolve all outstanding matters related to Dynegy and the PPAs. Under the terms of the Letter Agreement,
(1) Dynegy would make a one-time cash payment of $75 million to Mississippi Power and $80 million to Southern Power upon the execution of a definitive agreement and related documentation (the "Closing"); (2) the PPAs between Southern Power and Dynegy relating to Plant Dahlberg and Plant Franklin would be terminated upon the Closing, with no party to have any remaining obligations under such PPAs after the Closing; (3) at the Closing, Dynegy and Mississippi Power would amend the PPA relating to Plant Daniel so that the capacity payments due from Dynegy to Mississippi Power would be reduced to zero for each month from June 2003 through October 2003 (but other obligations and payments by Dynegy under such PPA would not be affected during such time) and such PPA would terminate effective October 31, 2003, with neither party having any remaining obligations under such PPA after October 31, 2003; and (4) at the Closing, upon receipt of the cash payment from Dynegy, Southern Power would return the existing letters of credit in favor of Southern Power in support of Dynegy's obligations under the PPAs relating to Plant Dahlberg and Plant Franklin. The parties have also agreed that a letter of credit in support of Dynegy's continuing obligations under the PPA related to Plant Daniel would be maintained for any amounts owed by Dynegy to Mississippi Power under the PPA related to Plant Daniel. Mississippi Power, Southern Power and Dynegy agree to use their best efforts to complete and execute definitive documentation reflecting the terms of the Letter Agreement by May 30, 2003.

         The termination payments from Dynegy would result in a one-time gain upon the Closing to Southern Company of approximately $88 million after tax. Additionally, Mississippi Power would recognize capacity revenues totaling approximately $8.8 million for the period from June through October. Under the original terms of the PPAs, Mississippi Power and Southern Power would have recognized revenue of approximately $1.8 million and $5.9 million, respectively, for the remaining period of 2003 following the proposed terminations.

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         Because of the proposed termination of these PPAs, Mississippi Power and Southern Power are exploring several options for their existing capacity and Southern Power is evaluating its construction schedule for Plant Franklin Unit 3 and may determine to defer further development based on forecasted capacity needs.

         The final outcome of these matters cannot now be determined.

Cautionary Statement Regarding Forward-Looking Information:

         All of the information in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such indicated results will be realized.

         The following factors, in addition to those discussed in Annual Report on Form 10-K for the year ended December 31, 2002 of Southern Company, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the effects, extent and timing of the entry of additional competition in the markets in which Southern Company's subsidiaries operate; the impact of fluctuations in commodity prices, interest rates and customer demand; political, legal and economic conditions and developments in the United States; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due; the effects of, and changes in, economic conditions in the areas in which Southern Company's subsidiaries operate, including the current soft economy; the direct or indirect effects on Southern Company's business resulting from the terrorist incidents on September 11, 2001, or any similar such incidents or responses to such incidents; financial market conditions and the results of financing efforts; the ability of Southern Company and its subsidiaries to obtain additional generating capacity at competitive prices; and weather and other natural phenomena.




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                                    SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:     April 22, 2003             THE SOUTHERN COMPANY



                                     By /s/W. Dean Hudson
                                         W. Dean Hudson
                                         Comptroller